Exhibit 6.3

International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

2002 Master Agreement

dated as of 1/28/2022

between

EAST WEST BANK, a banking corporation organized under the laws of the State of California (“Party A”)

and

Skybound Game Studios Inc

__________________________________(“Party B”)

Part 1. Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of: Section 5(a)(v), None

Section 5(a)(vi), None

Section 5(a)(vii), None

Section 5(b)(v), None

and in relation to Party B for the purpose of:

Section 5(a)(v), the Credit Parties, as defined in the Credit Agreement (as defined below)

Section 5(a)(vi), the Credit Parties, as defined in the Credit Agreement (as defined below)

Section 5(a)(vii), the Credit Parties, as defined in the Credit Agreement (as defined below)

Section 5(b)(v), the Credit Parties, as defined in the Credit Agreement (as defined below)

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will apply to both parties and are hereby amended by

(i)	deleting the words “, or becoming capable at such time of being declared,” in the seventh line of clause (1); and

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(ii)	adding the following at the end thereof:

“provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (A) (I) the default, or other similar event or condition referred to in (1) or the failure to pay or deliver was caused by an error or omission of an administrative or operational nature, and (II) funds or the asset to be delivered were available to such party to enable it to make the relevant payment or delivery when due and (III) such payment or delivery is made within three (3) Local Business Days following receipt of written notice from an interested party of such failure to pay, or (B) such party was precluded from paying, or was unable to pay, using reasonable means, through the office of the party through which it was acting for purposes of the relevant Specified Indebtedness by reason of force majeure, act of State, illegality or impossibility.”

“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement.

With regard to Party A, “Threshold Amount” means, at any time, three percent (3%) of shareholders’ equity of Party A (as calculated in accordance with generally accepted accountancy principles applicable to Party A).

With regard to Party B, any applicable Specified Entity of Party B or any Credit Support Provider of Party B “Threshold Amount” means $50,000.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v) will apply to PartyA and will apply to Party B; provided that, with respect to Party B, under no circumstances shall any Designated Event permitted under the Credit Agreement give rise to a “Credit Event Upon Merger” hereunder

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party Aand Party B.

(f)	“Termination Currency” means United States Dollars.

(g)	Additional Termination Event. Additional Termination Event applies to Party B. If Party A and Party B enter into a Transaction under this Agreement in relation to which Party B’s obligations to Party A are intended to be secured by the collateral securing obligations under the Credit Agreement, as defined below (each such Transaction, a “Credit Agreement Transaction”), then an Additional Termination Event shall occur with respect to Party B (which will be the sole Affected Party) upon the occurrence of any of the following events:

(i)	(A) the payment in full of all loans, advances, indebtedness and other obligations of Party B to Party A and its Affiliates, other than obligations under this Agreement (collectively, the “Loans”);

(B) the termination, cancellation or expiration of all commitments (including revolving loan commitments and letters of credit) of Party A and its Affiliates to extend credit to Party B, other than under this Agreement, whether as the result of the repayment, discharge, acceleration or satisfaction of such commitments, or otherwise;

(C) the failure of Party A to remain a party to, or to have any remaining commitments under, the Credit Agreement, or the failure of Party A to remain entitled to the benefits of the Credit Support Documents;

(D) the failure of Party B to remain a party to the Credit Agreement or any Collateral Document;

(E) the failure at any time of Party B’s obligations to Party A under this Agreement to be secured by a first priority security interest on all collateral which secures Party B’s loan obligations to Party A (the “Collateral”); or

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(F) anynotice or consent is given or anyaction is taken that (I) would cause all or substantially all the Collateral, or the security interest in or lien on all or substantially all the Collateral, to be released, realized upon, liquidated, sold, transferred, conveyedor otherwisedisposedof, whether as the result of any repayment of the loan or pursuant to the terms of the Credit Agreement or any Collateral Document, or otherwise, and irrespective of whether or not Party A or any of its Affiliates gives such notice or consent or takes such action, or (II) would adversely alter or impair any of Party A’s rights, interests or benefits in or pertaining to the Collateral under the Credit Agreement, any Collateral Document or any other document executed in connection therewith (whether such action is in the form of an amendment, modification, waiver, approval, consent or otherwise).[1]

“Credit Agreement” means that certain Credit, Security, Guaranty and Pledge Agreement, dated as of September 25, 2020 (as modified, amended, and supplemented from time to time), among inter alia Party A and Party B.

“Collateral Document” means each and every security agreement, pledge agreement, mortgage, guarantee, control agreement, or any other document, granting one or more liens on collateral to secure, or otherwise providing credit support for, obligations under the Credit Agreement.

For the purpose of each of the foregoing Termination Events, all Transactions shall be Affected Transactions.

(h)	Events of Default. (A) Section 5 of this Agreement is hereby amended as follows: (i) by replacing the word “first” Section 5(a)(i) (in both instances where it appears) with the word “third”; (ii) by replacing the words “one Local Business Day” in Section 5(a)(v)(2) with the words “three Local Business Days”; and (iii) by replacing the number “15” in Section 5(a)(vii) (in both instances where it appears) with the number “30”.

Part 2. Tax Representations. [Subject to tax review]

(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement Party A and Party B make the following representations to the other:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue. authority, of any Relevant Jurisdiction to make any deduction or withholding for an account of any Tax form any payment (other than interest under Section 9(h) of this Agreement) to made by it to the other party under this Agreement.

In making this representation, each party may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document” provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(a)(iii) of this Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by; reason material prejudice to its legal or-commercial position.

1 Additional Termination Events to be discussed.

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(b)	Payee Tax Representations. For purposes of Section 3(f) of this Agreement

(i)	Party A makes the following representations:

(A)	It is a banking corporation organized and existing under the laws of the state of California.

(B)	It is a US person for US federal income tax purposes.

(ii)	Party B makes the following representation:

(A)	It is fully eligible for the benefits of the “Business Profits” provision, “Industrial and Commercial Profits” provision, “Interest” provision, or “Other Income” provision, if any, of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement, and no such payment is attributable a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

(B)	Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction.

(C)	It is a US person for US federal income tax purposes.

(D)	It is non-US branch of a foreign person for US federal income tax purposes.

(E)	With respect to payments made to an address outside the United States or made by a transfer of funds to an account outside the United States, it is a non-US branch of a foreign person for US federal income tax purposes.

(F)	It is a foreign person for U.S. federal income tax purposes.[1]

Part 3. Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and 4(a)(ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are: none. For the purpose of Section 4(a)(i), the tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered

Party A	A correct, complete and properly executed United States Internal Revenue Service Form W-9 (or any successor thereto).	(i) upon execution of this Agreement, (ii) promptly reasonable demand by Party B and (iii) promptly upon learning that any such form previously provided by Party A has become obsolete or incorrect.

Party B

A correct, complete and properly executed United States Internal Revenue Service Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form W-8EXP (or any successor thereto) from Party B (or, where Party B is not the beneficial owner for US federal income tax purposes, from each beneficial owner of Party B, together with a valid and complete Form W-8IMY (or any successor thereto), with the allocation statement required to be delivered in connection therewith from Party B, as relevant).

(i) Upon execution of this Agreement,

(ii) promptly upon reasonable demand by Party A and (iii) promptly upon learning that any such form previously provided by Party B has become obsolete or incorrect.

1 Appropriate US person or non-US person representations to be provided by Party B.

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(b)	For the purposes of Section 4(a)(ii), the other documents to be delivered (which will be covered by the representation in Section 3(d) the Agreement if specified) are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B

Evidence of the authority, incumbency and specimen signature of each person executing this Agreement or any Confirmation, Credit Support Document or other document entered into in connection therewith.

Upon execution of this Agreement or any Confirmation (or, alternatively in relation to a Confirmation, upon request), Credit Support Document or other document entered into in connection therewith, as the case may be.

Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B

A copy of the most recent annual report containing audited consolidated financial statements, certified by independent public accountants and prepared in accordance with generally accepted accounting principles of such party or its Credit Support Provider, if any, and such other public information respecting the condition or operations financial or otherwise of such party or its Credit Support Provider, if any, as the other party may reasonably request from time to time.

		On such date as such financial statements are posted to the SEC Edgar site or posted to such party’s official website.	Yes
Party B	Copies of all documents reasonably required by Party A to evidence the authority ofParty B (and, if applicable, Party B’s Credit Support Provider) to enter into this Agreement and the Transactions (and, if applicable, Credit Support Documents) contemplated hereunder, in each case certified by an authorized officer of Party B (or its Credit Support Provider, as the case may be)that such documents are in full force and effect.	Upon execution of this Agreement.	Yes

Party A and Party B	A copy of its (or its Credit Support Provider’s, if any) most recently prepared quarterly consolidated financial statements prepared in accordance with generally accepted accounting principles.	On such date as such financial statements are posted to the SEC Edgar site.	Yes

Party B	A duly executed and delivered copy of each Credit Support Document.	Upon execution of Yes this Agreement.	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B

In connection with any Credit Agreement Transaction, any document requested by Party A in its sole discretion to cross- collateralize (or evidencing the cross-collateralization of) all of the debts, obligations and liabilities of Party B under this Agreement with all collateral pledged to Party A under any Credit Support Document.

		Upon execution of this Agreement	Yes

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Part 4. Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement: Address for notice or communications to Party A:

East West Bank

135 N. Los Robles Ave., Suite 600 Pasadena, CA 91101

Tel: 626-768-6599

Attention: Michael Hayashida, Senior MD Global FX Risk Management

Email: Michael.Hayashida@eastwestbank.com

Address for notice or communications to Party B:

Skybound Game Studios Inc

9570 W Pico Blvd, Los Angeles CA 90035-0000

Tel: (310) 746-1400

Attention: David Alpert, CEO and Corp Secretary

Email: da@skybound.com

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement: Party A appoints as its Process Agent: not applicable.

Party B appoints as its Process Agent: not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section l 0(b) of this Agreement:

Party A is a Multibranch Party and may act through an office in California or its office in Hong Kong.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent shall be Party A, unless an Event of Default has occurred and is continuing to occur with respect to Party A, in which case Party B may appointa Leading Dealer to act as substitute Calculation Agent for so long as such Event of Default is continuing. A “Leading Dealer” means a leading dealer in the relevant market that is not anAffiliate of either of the parties. In the event the Calculation Agent, in instances where it is required to act in good faith and in a commercially reasonable manner, makes any calculationsor determinations pursuant to a Confirmation or the Agreement, the Calculation Agent shall promptly provide an explanation in reasonable detail of the basis for and determination of anydeterminations or calculations if requested by Party B. No failure by Party A to perform anyduties of the Calculation Agent under this Agreement shall be construed as an Event of Defaultunder this Agreement.

(f)	Credit Support Document. Credit Support Document is not applicable in relation to Party A. Credit Support Document is applicable in relation to Party B and shall mean the Collateral Documents.

(g)	Credit Support Provider. Credit Support Provider is not applicable in relation to Party A. Credit Support Provider is applicable in relation to Party B and means each Guarantor, as defined in the Credit Agreement (each, a “Guarantor”) (other than any Guarantor with respect to which the guarantee of the obligations of Party B under this Agreement or any Transaction is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act).

(h)	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine).

(i)	Netting of Payments. “Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions.

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(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c):

“Specified Entity” means in relation to Party A, Party A’s Affiliates

“Specified Entity” means in relation to Party B, Party B’s Affiliates

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation:

(i)	Representations of Both Parties. Each party will be deemed to represent to the other party on the date that it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(A)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered to be investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(B)	Assessment and Understanding. It is capable of assessing the merits and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(C)	Status of Parties. The other party is not acting as fiduciary for or adviser to it in respect of that Transaction.

(D)	Principal. It is entering into this Agreement and all related documentation as principal, and not as agent or in any other capacity, fiduciary or otherwise.

(ii)	Eligible Contract Participant. Each party represents to the other party on and as of the date hereof and on each date on which it enters into any Transaction that it is an “eligible contract participant” within the meaning of Section 1a(l8) of the Commodity Exchange Act, as amended (the “CEA”) .

(iii)	Additional Representations of Party B. Party B represents to Party A on and as of the date hereof and at all times until the termination of this Agreement that:

(A)	Party B is not a “special entity”, as such term is defined in Section 4s(h)(2)(C) of the CEA (7 USC Section 6s(h)(2)(C)) or Commodity Futures Trading Commission (“CFTC”) Rule 23.401(c);

(B)	with respect to each source of funds to be used by it to enter: into such Transactions (each such source being referred to herein as a “Source”), the Source is not the asset of any “plan” (at such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA”)) subject to Title I of ERISA, or otherwise out of “plan assets” within the meaning of Section 3(42) of ERISA and the regulations thereunder;

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(C)	Each Transaction is intended to be exempt from, or otherwise not subject to regulation under, the Investment Company Act of 1940 and Party B is exempt from regulation under such act;[2]

(D)	Party B is entering into each Transaction as a hedging instrument in order to hedge or mitigate commercial risk incurred in the conduct of its business;

(E)	Party B is not, and does not act on behalf of, a “Municipal Entity” or an “Obligated Person,” as defined in Section 15B of the Securities Exchange Act of 1934, as amended and the municipal advisor registration rules of the U.S. Securities and Exchange Commission (the “SEC”), 17 C.F.R. Section 240.15Ba1-1, et seq., the rules and regulations of the Municipal Securities Rulemaking Board (“MSRB”) as well as any formal interpretations thereof by the SEC, the MSRB, the Financial Industry Regulatory Authority or any other competent regulatory authority with respect to municipal advisor registration; and

(F)	Party B is a professional investor (as defined in Schedule 1 to the Securities and Futures Ordinance, Cap. 571 of the Laws of Hong Kong).

(n)	Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

(o)	Settlement Information. Party B agrees to provide duly authorized standing instructions regarding the account or accounts of Party B where each Transaction shall settle (“Settlement Instructions”). Party B agrees that all Settlement Instructions provided to Party A have been or shall be provided by individuals duly authorized to do so.

(p)	Confidentiality. Each party shall maintain the confidentiality of all Transactions in accordance with its policies and procedures and subject to applicable law. No information arising from or related to any Transaction shall be disclosed to any third party (including affiliates) except on a strict need to know basis, to a regulatory agency or auditor in the regular course of business or pursuant to legal process, order or directive, and in no event will any such information be sold, transferred, disseminated or conveyed to any third person (including affiliates) for any reason including, without limitation, marketing or research purposes. If either party learns of a hacking incident or other compromise of such information, it shall immediately inform the other party in detail.

2 Party B to confirm correct.

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Part 5. Other Provisions.

(a)	2006 ISDA Definitions. Unless otherwise specified in a Confirmation, this Agreement incorporates, and is subject to and governed by, the 2006 ISDA Definitions (the “2006 Definitions”), as published by the International Swaps and Derivatives Association, Inc. Any terms used and not otherwise defined in this Agreement that are contained in the 2006 Definitions shall have the respective meanings specified therein (without regard to any amendments thereto after the date of this Agreement). Any reference to a “Swap Transaction” in the 2006 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a “Transaction” in this Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for purposes of the 2006 ISDA Definitions. In the event of any inconsistency between the provisions of this Agreement and the 2006 Definitions, this Agreement will prevail.

(b)	Confirmations; Electronic Execution. For each Transaction entered into hereunder, Party A shall promptly send to Party B a Confirmation, via email or facsimile transmission; provided, that failure by Party A to send, or Party B to execute or return, a Confirmation shall not invalidate the terms of the related Transaction. Party B agrees to respond to such Confirmation within 2 Business Days, either confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party B to respond within such periodshall not affect the validity or enforceability of such Transaction and shall be deemed to be an affirmation of the terms contained in such Confirmation, absent manifest error. Each of Party A and Party B may execute by email, pdf copy or other electronic means this Agreement,each Confirmation and any other documents relating to this Agreement, each of which whenso executed shall be deemed an original.

(c)	Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION HEREUNDER.

(d)	Limitation of Liability. To the fullest extent permitted by law but, for the avoidance of doubt, without prejudice to Section 6 of the Agreement, no claim may be made by either Party against the other Party or any affiliate, director, officer, employee, attorney or agent of such Party forany special, indirect, consequential or punitive damages in respect of any claim arising from or relating to this Agreement, any Credit Support Document or any Transaction or any statement, course of conduct, act, omission or event in connection with any of the foregoing (whether based on breach of contract, tort or any other theory of liability); and each Party herebywaives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist.

(e)	No Obligation. Neither party to this Agreement shall be required to enter into any Transaction with theother.

(f)	Escrow. On any date on which both parties are required to make payments hereunder, either party may at. its option and in sole discretion notify the other party that payments on that date are to be made in escrow. In this case of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment if there is a time difference between the cities in which payments to be made) on that date with an escrow agent selected by the party giving the notice and reasonably acceptable to the other party, accompanied by irrevocable payment instructions (i) to release the deposited payments to the intendedrecipient upon receipt by the escrow agent of the required deposit of corresponding paymentfrom the other party on the date accompanied by irrevocable payment instructions to the sameeffect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow at such party’s request. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timelyfashion.

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(g)	2002 Master Agreement Protocol. Annexes 5 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by the International Swaps and Derivatives Association, Inc. on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(h)	Accuracy of Specified Information. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period: “or, in case of financial statements, a fair presentation of the financial condition of the relevant party”.

(i)	Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if the Agreement had been executed with the invalid or unenforceable portion eliminated so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision or covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(j)	Change of Account. Any account designated by a party pursuant to Section 2(b) shall be in the same legal and tax jurisdiction as the original account.

(k)	Notice of Event of Default. Each party agrees, upon learning of the occurrence of any event or commencement of any condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default with respect to that party, promptly to give the other party notice of such event or condition.

(l)	Status of Agreement and Transactions. In connection with each Credit Agreement Transaction, Party B represents and warrants to Party A at all times with respect to this Agreement and any Transaction outstanding hereunder that: (i) this Agreement and all Transactions hereunder are permitted under the Credit Agreement and all Collateral Documents related thereto and are not inconsistent with or in violation of any representations, warranties, covenants or other terms and conditions contained in the Credit Agreement or such Collateral Documents, (ii) the obligations of Party B to Party A under this Agreement and the Transactions constitute “Obligations” (howsoever defined) under the Credit Agreement and such Collateral Documents, (iii) the obligations of Party B to Party A under this Agreement and the Transactions are, together with all other such Obligations under the Credit Agreement, secured pursuant to the Collateral Documents and (iv) Party B has executed and delivered all documents and taken all other actions are as necessary or required under the Credit Agreement and such Collateral Documents (including, without limitation, providing any notices and/or certifications to any agent, lender or other party) to cause the obligations of Party B under this Agreement and the Transactions to be secured under such Collateral Documents on a basis that does not result in any Event of Default or Additional Termination Event hereunder.

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(m)	Guarantor Eligibility. The ISDA Non-ECP Guarantor Exclusionary Terms, published by the International Swaps and Derivatives Association, Inc. on April 18, 2013 (the “Exclusionary Terms”), are hereby incorporated by reference into this Agreement and apply to the entry into each Transaction hereunder by the parties within the meaning of §2(e) of the Act. For the avoidance of doubt, the Exclusionary Terms will not apply, in respect of any Guarantor (as defined in the Exclusionary Terms), to any unwind, termination, transferor other disposition of a Transaction, whether in whole or in part, to the extent such Transaction is lawfully guaranteed by such Guarantor, whether or not such Guarantor is an ECP (as defined in the Exclusionary Terms) when such unwind, termination, transfer or other disposition is agreed or effected.

(n)	Mandatory Clearing; U.S. End-User Exception.

(i)	If (a) Party B proposes to enter into a Transaction that is of a type that is required by applicable rules or regulations to be cleared and (b) Party B, in its sole discretion and only if such election is available, wishes to elect the end-user exception to clearing under the CFTC’s rules, then Party B shall notify Party A of such election and shall be deemed to represent that (x) it is not a “financial entity” as defined in Section 2(h)(7)(C)(i) of the CEA, (y) it is using such Transaction to hedge or mitigate commercial risk as defined in CFTC Regulation 50.50(c); and (z) it generally meets its financial obligations associated with entering into non-cleared Transactions through a written credit support agreement and/or its available financial resources.

(ii)	If Party B is a SEC filer or is controlled by an SEC filer, by notifying Party A of its election of the end-user exception Party B will be deemed to represent to Party A that an appropriate committee of Party B’s board of directors (or equivalent body) has reviewed and approved Party B’s decision to make such election.

(iii)	Party B acknowledges that Party A, as the reporting party, may be required to report the substance of the representations referenced in this Part 5(n), and any additional information required by CFTC Regulation 50.50(b)(1)(iii), to a swap data repository (“SDR”) unless Party B notifies Party A in writing that (a) it has reported all information required by CFTC Regulation 50.50(b)(1)(iii) in an annual filing made pursuant to CFTC Regulation 50.50(b)(2) no more than 365 days prior to entering into the Transaction; (b) such information has been amended as necessary to reflect any material changes thereto; (c) such annual filing covers the particular Transaction for which such exception is being claimed; and (d) such information in such filing is true, accurate, and complete in all material respects. Party B agrees that, if Party A, as the reporting party, is required to report such information, Party B shall timely provide to Party A any additional information that may be required, including, without limitation, the relevant SEC Central Index Key number for Party B.

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(iv)	Party B acknowledges and agrees that the representations and deemed representation contained in this Part 5(n) will be relied upon by Party A in representing to the CFTC that Party B is eligible to claim the exception to clearing Transactions under CFTC Regulation 50.50.

(v)	Party B acknowledges that if Party A records a Transaction in the books of its Hong Kong office, a clearing requirement with respect to such Transaction may arise in Hong Kong even if clearing is not required (by reason of the end-user exception or otherwise) as a matter of United States law. If Party B proposes to enter into a Transaction that is of a type required to be cleared under applicable law, rules or regulations of Hong Kong, Party A may be required to report related information to the authorities in Hong Kong. Party B agrees that in such event, Party B shall timely provide to Party A any information that may be so required.

(o)	Regulatory Reporting. Party A and Party B acknowledge and agree that Party A is the “reporting counterparty” or the “reporting party”, as applicable, for purposes of Parts 43, 45, 46 and 50 of Title 17, Chapter I of the United States Code of Federal Regulations (“CFTC Reporting Regulations”); and that Party A may also have regulatory reporting obligations in respect of any Transaction pursuant to applicable Hong Kong laws and regulations, including the Securities and Futures Ordinance and regulations made thereunder. However, no Event of Default, Termination Event or similar event shall occur under this Agreement, any Credit Support Document or any other contract between the parties based on Party A’s noncompliance with any of its reporting obligations under the CFTC Reporting Regulations or any other applicable laws or regulations.

(p)	Consent to Disclosure. Notwithstanding anything to the contrary in this Agreement or in any non-disclosure, confidentiality or similar agreement between the parties, each party consents to the disclosure of information to the extent required by applicable laws, rules and regulations, including regulations of the CFTC (such as the CFTC Reporting Regulations), the Hong Kong Monetary Authority or any other applicable governmental agency, which mandated reporting of information may related to Transactions and similar information, including the election of the end-user exception to mandatory clearing of swaps in the United States. Each party acknowledges that disclosures made pursuant to such regulations may include, without limitation, the disclosure of trade information including a party’s identity (by name, identifier or otherwise) to a data repository, including an SDR as defined in Section 1a(48) of the CEA and relevant regulations, and that such disclosures could result in certain anonymous Transaction and pricing data becoming available to the public. For purposes of complying with the reporting obligations under the CFTC Reporting Regulations, each party further acknowledges that an SDR may engage the services of a global trade repository regulated by one or more governmental regulators, provided that such regulated global trade repository is subject to comparable confidentiality provisions as is an SDR registered with the CFTC. For the avoidance of doubt, to the extent that applicable non- disclosure, confidentiality, bank secrecy or other law imposes non-disclosure requirements on information regarding Transactions and similar information required to bedisclosed pursuant to the CFTC Reporting Regulations or any other applicable governmentalregulations but permits a party to waive such requirements by consent, the consent and acknowledgements provided by such party in this Part 5(p) shall be a consent by it for purposes of such other applicable law.

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(q)	Notifications. Each party agrees to promptly provide the other party any information reasonably requested by such other party to enable such other party to comply with the CEA and the CFTC Reporting Regulations, and any other applicable laws, rules and regulations, in connection with any Transaction outstanding between the parties under this Agreement or any Credit Support Document.

(r)	Life Cycle Events. Party B agrees that, upon the occurrence of any “life cycle event” (as defined in CFTC Regulation 45.1) relating to a corporate event in respect of Party B and any Transaction, Party B will, as soon as practicable, but in no event later than 10:00 a.m. on the second “business day” (as defined in CFTC Regulation 45.1) following the day on which such life cycle event occurs, notify Party A of the occurrence of such life cycle event, with sufficient detail regarding such life cycle event to allow Party A to comply with any reporting requirements imposed on it as the reporting counterparty. The provisions of this paragraph shall also apply with necessary amendments to any “subsequent event” required to be disclosed by Party A pursuant to the Securities and Futures (OTC Derivative Transactions – Reporting and Record Keeping Obligations) Rules of Hong Kong as amended from time to time.

(s)	Legal Entity/Transaction Identifier. Party B will be deemed to represent to Party A on the date on which it enters into a Transaction and all times until the termination of this Agreement that Party B’s “legal entity identifier” (as defined in the CFTC Reporting Regulations, and including any interim identifier required by applicable law such as a CFTC Interim Compliant Identifier, collectively “LEI”) is [ 549300AKY262X0UU2381 ]. PartyB acknowledges that an LEI must be maintained in accordance with CFTC-designated requirements at least annually and agrees to maintain its LEI at its own expense. Where a unique transaction identifier is required in respect of any Transaction pursuant to the Securities and Futures Ordinance of Hong Kong and regulations made thereunder, Party B authorizes Party A to determine such identifier.

(t)	Generic Risk Disclosure for Rate Management Transactions and Related Transactions. Party B represents that it has read and fully understands this paragraph and each other disclosure statement provided by Party A to Party B, including, without limitation, as may be applicable, any Foreign Exchange Risk Disclosure Statement delivered by Party A to Party B (“Risk Disclosure”). As is common with many other financial instruments and transactions, over-the-counter derivative transactions, including, but not limited to, interest rate swaps, options, forwards, foreign exchange transactions and other similar derivatives and related products (each, a “Rate Management Transaction”), in addition to providing significant benefits, may in certain cases involve a variety of significant risks. Party B acknowledges that before entering into any Rate Management Transaction, Party B shall have carefully considered whether such transaction is appropriate in light of Party B’s objectives, experience, financial and operational resources, and other relevant circumstances. Party B also acknowledges that it fully understands the nature and extent of its exposure to risk of loss, if any, which in some circumstances may significantly exceed the amount of any initial payment made to or by Party B.

Rate Management Transactions permit precise customization to accomplish particular financial and risk management objectives that might otherwise be unachievable. The specific risks presented by a particular transaction necessarily depend upon the terms of that transaction and Party B’s circumstances. Common to all, however, is their nature as legally binding contractual commitments, which, once agreed to, cannot be altered other than by termination or modification upon written agreement by the parties. Party B understands that such termination or modification may, in certain circumstances, result in significant losses and may include additional amounts required to be paid by Party B to cover relevant costs. As in any financial transaction, Party B understands the requirements, if any, applicable to Party B that are established by regulators or by Party B’s board of directors or other governing body. Party B should also consider the legal, tax, accounting, and economic implications of entering into any Rate Management Transaction, independently, and if necessary, through consultation with such advisors as may be appropriate to assist it in understanding the risks involved.

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In entering into any Rate Management Transaction with, or arranged by, Party A, Party B understands that Party A is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of Party B’s financial advisor or fiduciary unless Party A has so explicitly agreed in writing and then only to the extent so provided.

The statements in this paragraph do not purport to disclose all of the risks or other relevant considerations of entering into Rate Management Transactions.

(u)	Scope. This Agreement shall supersede and replace any previous foreign exchange agreement between the parties. Unless otherwise agreed in writing by the parties, any “Specified Transaction” (other than a physical commodity transaction, repurchase transaction, reverse repurchase transaction, buy/sell back transaction or securities lending transaction) now existing or hereafter entered into between the parties shall constitute a “Transaction” under this Agreement and shall be subject to, governed by, and construed in accordance withthe terms of this Agreement, even if the Confirmation in respect thereof does not state that such Specified Transaction is subject to or governed by this Agreement or does not otherwise reference this Agreement.

(v)	Disclosure Regarding Early Termination. Pursuant to the terms of this Agreement, including any Confirmation entered into hereunder, Party B may be required to make a termination payment to Party A should a Transaction or Transactions be terminated prior to the specified Termination Date thereof, either at the option of Party B or as a result of an unexpected event, such as an Event of Default or Termination Event. The amount of any termination payment may be substantial and is dependent upon the market value of the relevant Transaction(s) at the time of termination. Over the life of a Transaction, the marketvalue of such Transaction will fluctuate depending on market conditions and may be positiveor negative to Party B at the time of termination. Consequently, depending on prevailing market rates at the time of termination, Party B may be required to make a payment to PartyA if any Transaction is terminated prior to its Termination Date.

(w)	Applicable Rules and Regulations. Notwithstanding the provisions of this Agreement, if there shall be any conflict or inconsistency between them and (a) any applicable law, rule, regulation, banking practice or custom of the place where any Transaction hereunder is booked by Party A or any payment or currency settlement is effected hereunder, or (b) Party A’s rules, regulations, procedures and policies from time to time in force, then Party A may, in its absolute discretion and without assuming any liability to Party B, take or refuse to take any action, or require Party B to take or refrain from taking any action, to ensure compliance with the latter.

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(x)	“Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Part 2(a) of this Schedule (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of this Agreement.”

(y)	Limitation on Right to Withhold Performance Under Section 2(a)(iii).

Without otherwise limiting the rights of a Non-defaulting Party or non-Affected Party (“X”), in the event that X suspends payments or deliveries in accordance with the condition precedent specified in Section 2(a)(iii)(1) of this Agreement following the occurrence of an Event of Default or Potential Event of Default other than in connection with Section 5(a)(vii) (an “Occurrence”), X agrees that with respect to such Occurrence such condition precedent contained in Section 2(a)(iii)(1) shall be deemed to expire on the date (the “Performance Date”) which is sixty (60) calendar days after the date on which the other party has given written notice citing this provision. Unless X has designated an Early Termination Date as a result of a particular Occurrence on or before the Performance Date attributable to such Occurrence, such Occurrence shall cease to constitute an Event of Default or Potential Event of Default for purposes of Section 2(a)(iii)(1). For the avoidance of doubt, (i) this Part 5(y) shall not apply to any Event of Default under Section 5(a)(vii) and (ii) nothing contained in this Part 5(y) shall limit the right of X to suspend payments or deliveries prior to the Performance Date.

(z)	Limitation on Designation of Early Termination Date.

If a party (“X”) receives written Notice from the other party (“Y”) specifically stating that there has occurred an Event of Default as to which Y is the Defaulting Party, or a Termination Event under Section 5(b)(iv) or Additional Termination Event as to which Y is the sole Affected Party and that Y is requesting a waiver of X’s right to designate an Early Termination Date as specified therein, then, notwithstanding anything in Section 9(f) of this Agreement to the contrary, X shall have no right to designate an Early Termination Date by reason of the Event of Default or Termination Event specified in such notice after the date that is ninety (90) calendar days following the date on which X receives such notice; provided, however, that in no event shall (i) any waiver provided or deemed provided by X in accordance with this Part 5(z) constitute a waiver with respect to X’s right to designate an Early Termination Date with respect to any Event of Default or Termination Event other than the Event of Default or Termination Event specified in a notice provided by Y to X and (ii) this Part 5(z) be understood to limit the right of X to designate an Early Termination Date with respect to an Event of Default or Termination Event specified in a notice provided by Y to X on any date on or prior to the date that is ninety (90) calendar days following the date on which X receives such notice from Y.

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Part 6. Additional Terms for FX Transactions and Currency Options

(a)	Incorporation of Definitions; Confirmations. The 1998 FX and Currency Option Definitions, published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee, including Annex A thereto as in effect on the Trade Date of the relevant Transaction (the “FX Definitions”), are hereby incorporated by reference. Each FX Transaction or Currency Option Transaction between Party A and Party B shall constitute a “Transaction” for purposes of this Agreement. Any Confirmation between the parties relating to an FX Transaction or Currency Option Transaction, whether or not it is expressed to be, shall constitute a “Confirmation” as referred to in this Agreement and shall be understood to incorporate and be subject to the FX Definitions. In the event of any inconsistency between the provisions of this Agreement and the FX Definitions, this Agreement will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Agreement or the FX Definitions, such Confirmation will prevail for the purposes of the relevant Transaction. For the avoidance of doubt, the Transactions subject to this Agreement may include “spot” FX Transactions with a Settlement Date (as defined in the FX Definitions) which is (x) on or before the second Local Business Day following the day on which the parties entered into such FX Transaction, or (y) within the customary settlement timeline of the relevant spot market for the relevant currencies.

(b)	Netting of FX Transactions. Section 2(c) shall not apply to FX Transactions. Instead, the following provision will apply to FX Transactions:

If amounts in the same currency would be due by both parties in respect of the same Settlement Date (or other payment or delivery date) under one or more FX Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Settlement Date ordate.

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(c)	Currency Option Transactions.

(i)	Currency Option Transaction Premiums. If any Premium of a Currency Option Transaction is not received on the Premium Payment Date, then the Seller may elect to either (A) accept late payment of that Premium, or (B) give written notice of that nonpayment and, if that payment is not received within three Local Business Days of that notice, either (1) treat the related Currency Option Transaction as void, or (2) treat that non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under clause (A) or (B)(l) of the preceding sentence, then the Buyer shall pay on demand all out-of-pocket costs and actual damages incurred by the Seller in connection with that unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on that Premium in the same currency as that Premium at the Default Rate and any other costs or expenses incurred by the Seller to compensate it for its loss of bargain, cost of funding or loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or other related trading position with respect to that Currency Option Transaction.

(ii)	Netting of Currency Option Transactions. Section 2(c) of this Agreement shall not apply to Currency Option Transactions. Instead, the following provisions will apply to Currency Option Transactions:

(A)	If Premiums in the same currency would be due by both parties in respect of the same Premium Payment Date under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those Premiums will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party.

(B)	If amounts in the same currency (other than Premiums) would be due by both parties in respect of the same Settlement Date (or other payment or delivery date) under two or more Currency Option Transactions between the same pair of Offices of the parties (assuming satisfaction of each condition precedent), then the obligations of the parties for those amounts will be discharged automatically, and if one party’s obligation in that currency would have been greater, replaced by an obligation of that party to pay or deliver the amount of that difference to the other party on that Settlement Date or date.

(C)	For matching Currency Option Transactions, any unexercised Call or Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against any unexercised Call or Put, respectively, written by the other party upon the payment in full of both Currency Option Transaction Premiums. Currency Option Transactions are “matching” only if both (i) are granted for the same Put Currency, Call Currency, Expiration Date, Expiration Time, and Strike Price, (ii) have the same exercise style (e.g., American, European or Asian), and (iii) are entered into by the same pair of Offices of the parties. For any partial termination and discharge (where the Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction shall continue to be a Currency Option Transaction under this Agreement.

(d)	In relation to each FX Transaction and each Currency Option Transaction, Party B represents to Party A on and as of the date hereof and at all times until the termination of this Agreement that Party B is entering into the same for the purpose of hedging its exposure to currency exchange risks in connection with its business, and its principal business does not include dealing in currency in any form.

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(e)	Online FX Platforms and Platform Transactions.

(i)	Definitions. For purposes of this Part 6(e):

“EWB Trading Platform” means an electronic or automated trading system maintained and operated by Party A.

“Online FX Platform” means either the EWB Trading Platform or a Third Party Trading Platform, pursuant to which Party B has the capability to enter into Platform Transactions, as further described in related materials and agreements.

“Platform Transaction” means a FX Transaction or a Currency Option Transaction, as applicable, entered into by Party B by means of an Online FX Platform

“Third Party Trading Platform” means an electronic or automated trading system maintained and operated by or under the auspices of a third party.

(ii)	Representations. In respect of each Platform Transaction, Party B represents and warrants as of the date hereof and as of the date any Platform Transaction is entered into that:

(A)	Party B, and each person acting on its behalf in entering into a Platform Transaction, is duly authorized to use an Online FX Platform to enter into the relevant Platform Transaction; and

(B)	solely with respect to a Platform Transaction entered into through a Third Party Trading Platform

(1) Party B is a member or registered customer of such Third Party Trading Platform;

(2) Party B is in compliance with all applicable rules of such Third Party Trading Platform; and

(3) Party B is in compliance with all obligations applicable to Party B under all agreements entered into by Party B in connection with such Third Party Trading Platform.

(iii)	Covenants and Agreements.

(A)	Solely with respect to Party B’s use of a Third Party Trading Platform to enter into a Platform Transaction, Party B covenants and agrees that Party B will be solely responsible for Party’s compliance with all rules and obligations set of such Third Party Trading Platform.

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(B)	Solely with respect to Party B’s use of the EWB Trading Platform to enter into a Platform Transaction, Party B covenants and agrees that Party B will (1) execute and deliver an electronic services disclosure and agreement in the form provided by EWB prior to entering into any Platform Transaction thereon; and (2) comply with all applicable rules of the EWB Trading Platform.

(C)	Party B acknowledges and agrees that Party A shall not be liable to Party B for any loss, damage, liability, cost or expense (including, but not limited to, loss of profits, loss of use, incidental or consequential damages) incurred or sustained by Party B and arising, in whole or in part, directly or indirectly, from any fault, delay, omission, impairment, disruption, inaccuracy, or termination of any Online FX Platform, or from Party B’s inability to enter, cancel or modify a Transaction on or through any Online FX Platform. The provisions of this Part 6(e)(iii)(C) shall apply regardless of whether any claim by Party B arises in contract, negligence, tort, strict liability, breach of duty or otherwise.

(iv)	No Further Representations or Warranties. Party A makes no representation or warranty (A) that any Online FX Platform will operate uninterrupted or error-free; (B) regarding the non-infringement of third party rights by any Online FX Platform; and (C) regarding the security of sending Confirmations or any other communication via email or the internet. Party B acknowledges and accepts the risks of sending such electronic communications. Party B agrees that Party A shall have no liability related to security breaches or unauthorized access to such electronic Confirmations.

(f)	Notwithstanding any other provision contained in the Agreement, the FX Definitions or otherwise, if Party B maintains with Party A a deposit account in a currency in which Party B is required to make a payment to Party A in connection with an FX Transaction or Currency Option Transaction under this Agreement, Party A may debit such deposit account for any amount required to be paid by Party B in connection with such FX Transaction or Currency Option Transaction.

(g)	Notwithstanding any other provision contained in the Agreement, the FX Definitions or otherwise, in connection with each FX Transaction in relation to which each party is required to make a payment to the other party, Party A may, in its discretion, require Party B to make such payment to Party A two Local Business Days prior to the Settlement Date.

Part 7. Additional Terms for Commodity Transactions.

(a)	Definitions. The 2005 ISDA Commodity Definitions as published by the International Swaps and Derivatives Association, Inc. and otherwise as amended, supplemented or modified from time to time (the “Commodity Definitions”), are incorporated by reference in this Agreement and the relevant Confirmations with respect to “Transactions”, as defined by the Commodity Definitions, except as otherwise specifically provided in the relevant Confirmation; provided that in the event of any inconsistency between the provisions of the Commodity Definitions and the provisions of this Schedule, this Schedule will prevail. Any such Transaction shall constitute a “Transaction” for purposes of this Agreement and this Schedule, but shall be referred to in this Part 7 as a “Commodity Transaction”.

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(b)	Market Disruption for Commodity Transactions.

(i)	Market Disruption Event(s): The Market Disruption Events specified in section 7.4(d)(i) of the Commodity Definitions shall apply, except as otherwise specifically provided in the Confirmation.

(ii)	The following “Disruption Fallbacks” specified in Section 7.5(c) of the Definitions shall apply, in the following order, except as otherwise specified in the relevant Confirmation:

[(i)	“Fallback Reference Price”;

(ii)	“Postponement”, with two (2) Commodity Business Days as the Maximum Days of Disruption;

(iii)	Negotiated Fallback;

(iv)	“Fallback Reference Dealers”; and

(v)	“Calculation Agent Determination”.] [(i) “Fallback Reference Price”

(ii)	“Negotiated Fallback”

(iii)	“Delayed Publication or Announcement”

(iv)	“Fallback Reference Dealers”

(v)	“Calculation Agent Determination”

(vi)	“No Fault Termination”]

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IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Accepted and Agreed:

EAST WEST BANK		Skybound Game Studios Inc

By:	/s/ Michael Hayashida	By:	/s/ David Alpert
Name:	Michael Hayashida	Name:	David Alpert
Title:	Sr. MD & Hd of FX Risk Mgmt. • FX Risk Management	Title:	CEO and Corp Secretary

By:
Name:
Title:

[SIGNATURE PAGE TO ISDA SCHEDULE]

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